METTEE NAMED CHIEF FINANCIAL OFFICER OF FIRSTBANK

NASHVILLE, Tenn. (Nov. 30, 2020) – Michael Mettee has been named chief financial officer of FirstBank and its parent company, FB Financial Corporation (NYSE:FBK). He was appointed interim CFO in April and previously served as CFO/Banking and director of Capital Markets.

“Michael is an extremely talented leader who brings a strong level of bank and mortgage financial experience to our executive team. He will be a tremendous asset as we navigate our continued growth,” said FirstBank President and CEO Chris Holmes. “Our CFO search committee went through a thorough process and interviewed top candidates nationally using an external search firm. We unanimously agreed that Michael not only brought excellent experience and skills but also was the best fit for us both culturally and strategically. Our ability to select our new CFO from within reflects our ongoing commitment to talent development.”

Mettee’s team supports numerous accounting, finance and investment initiatives for the bank, including capital markets, commercial loan hedging, mortgage trading and hedging, investor relations, secondary marketing, management of mortgage servicing rights, financial reporting, budgeting and forecasting.

“I am truly honored to be named CFO of a bank with the reputation and track record for success that FirstBank has built,” Mettee said. “I am fortunate to work alongside a talented and dedicated team of associates across our footprint that provides unmatched customer service and works together to execute our strategic plan.”

Before joining FirstBank in 2012, Mettee, age 40, managed the budget and forecasting process for the retail banking operation of BBVA Compass, and also managed pricing for all asset/liability products and financial reporting. Prior to his experience in retail finance, Mettee spent a decade in secondary marketing at BBVA Compass, Regions/AmSouth, and Wachovia/SouthTrust.

He graduated with honors from the University of Alabama with a Bachelor of Science degree in finance and a Master of Business Administration degree. Mettee lives with his wife, Sarah, daughter Charlotte, and sons Brooks and Bennett in Franklin, where he is active in the community and enjoys spending time with his family. He has served on numerous boards during his banking career, including the Freddie Mac Advisory Board and the Federal Home Loan Bank of Cincinnati Advisory Board.

About FirstBank
Nashville-based FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), is the third largest Tennessee-headquartered bank, with 80 full-service bank branches across Tennessee, South Central Kentucky, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. The bank serves five of the major metropolitan markets in Tennessee and, with approximately $11.0 billion in total assets, has the resources to provide a comprehensive variety of financial services and products.

For More Information:

Jeanie Rittenberry	Roger Shirley
FirstBank	MP&F Strategic Communications
jrittenberry@firstbankonline.com	rshirley@mpf.com
(615) 313-8328	(615) 259-4000